EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-163857, 333-129542, 333-124785, 333-106007, 333-104828, 333-96541, 333-87736, 333-39238, 333-26979, 33-57583, 33-52252, 33-40294, 33-32875) and Form S-3 (No. 333-172513, 333-67020, 333-91349) of Johnson & Johnson of our report dated February 23, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 23, 2012 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

New York, New York

February 23, 2012